Exhibit 12.1

RATIO OF EARNINGS TO COMBINED FIXED CHARGES FOR CYRUSONE INC.
AND CYRUSONE LP

	Nine	Successor				Predecessor
(dollars in millions)	Months Ended September 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014(a)	January 24 to December 31, 2013 (a)	January 1, 2013 to January 23, 2013 (b)	Year Ended December 31, 2012 (b)

Pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests/minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges*	$(31.1)	$75.9	$27.2	$30.0	$30.8	$(16.8)	$19.9
Fixed charges:
Interest expensed and capitalized	60.4	59.4	47.3	44.1	42.8	2.6	44.5

Appropriate portion of rentals(c)	2.0	2.5	2.5	2.2	2.2	0.5	2.9

Total fixed charges	62.4	61.9	49.8	46.3	45.0	3.1	47.4

Ratio of earnings to fixed charges(d)(e)(f)(g)(h)	—	1.2	—	—	—	—	—

Insufficient to cover fixed charges	93.5	—	22.6	16.3	14.2	19.9	27.5

*                  Earnings used in computing the ratio of earnings to combined fixed charges consists of income from continuing operations before income taxes, adjustment for noncontrolling interests/minority interests, income/loss from equity method investees, and fixed charges except for capitalized interest.

(a)           Consolidated results for the year ended December 31, 2014, and the period from January 24, 2013 to December 31, 2013, are the same for both CyrusOne Inc. and CyrusOne LP.

(b)          Periods represent results of the Predecessor on a “carved-out basis” from Cincinnati Bell Inc. for all respective periods.

(c)           Represents the estimated portion of operating lease expense deemed to represent interest for each respective period presented.

(d)          For the nine month period ended September 30, 2017, earnings were insufficient to cover fixed charges by $93.5 million.

(e)           For the years ended December 31, 2015 and 2014, earnings were insufficient to cover fixed charges by $22.6 million and $16.3 million, respectively.

(f)            For the period from January 24, 2013 to December 31, 2013, earnings were insufficient to cover fixed charges by $14.2 million.

(g)           For the period from January 1, 2013 to January 23, 2013, earnings were insufficient to cover fixed charges by $19.9 million.

(h)          For the year ended December 31, 2012, earnings were insufficient to cover fixed charges by $27.5 million.